Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this amendment no. 2 to the registration statement of Dental/Medical Diagnostic Systems, Inc. on Form S-3 of our report dated February 16, 1998 on our audits of the consolidated financial statements of Dental/Medical Diagnostic Systems, Inc. as of December 31, 1997 and 1996 and for the twelve month period ended December 31, 1997, the ten month period ended December 31, 1996, and for the period from inception (October 23, 1995) to March 2, 1996, which report is included in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997. We also consent to the reference to our firm under the caption "Experts."

/s/ PricewaterhouseCoopers

Los Angeles, California
February 2, 1999